Exhibit 10.25
INDEFINITE TERM EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) made and entered into as of the 24th day of February, 2011, between Euronet Card Services SA, a company duly organized and existing under the laws of Greece, with its registered address at 1, Sachtouri Str. & Poseidonos Ave., 176 74 Athens, Greece, company registration nr: 58617/01NT/B/05/72, represented by Kevin Caponecchi (“Employer”), and Nikos Fountas, (“Executive").
     WHEREAS, Executive acts as Senior Vice President & Managing Director of Euronet’s EFT Division.
     WHEREAS, Employer and Executive are entering into this Agreement to formalize the terms and conditions upon which Executive will be employed.
NOW, THEREFORE, in consideration of the premises and the mutual undertakings and covenants contained herein, the parties hereto agree as follows:
1. Employment
Employer hereby employs Executive, and Executive hereby accepts employment from Employer upon the terms and conditions hereinafter set forth.
2. Term
The term of this Agreement shall be for an indefinite period.
3. Position and Duties
Executive shall hold the position of Managing Director. Executive represents that he is fully qualified to perform the duties customarily incident to such position. Executive shall report to the President of Euronet Worldwide, Inc., Employer’s ultimate parent company, regarding the affairs of the Employer’s business. Executive’s duties and responsibilities hereunder shall always be subject to the policies and directives of Employer as communicated from time to time to the Executive.
4. Location
The normal place of work is 1, Sachtouri Str. & Poseidonos Ave., 176 74 Athens, Greece, but the Employer reserves the right to change this to any place within the greater Attica region. The Executive acknowledges that he will work at any other location in the country as shall be requested by the Employer from time to time and will also travel abroad in order to meet the requirements of the business.
5. Salary
a) Employer shall pay an annual salary in the amount of € 275,000. This amount shall be paid in fourteen monthly installments, twelve of these being payable in arrears at the end of each month, one being paid as a Christmas bonus, half as an Easter bonus and half as an annual holiday allowance.

b) All payments of salary made pursuant to this Section 5 shall be subject to all applicable withholdings as required by Greek law.
6. Executive Benefits
a) In addition to annual salary the Executive shall be entitled to the exclusive use of a car provided by the Employer. All expenses associated with the use of the car will be paid by the Employer in accordance with its policies in place from time to time. The car will be replaced every seven years or earlier.
b) Employer will pay all other benefits, including without limitation health benefits, in accordance with policies of the Employer in place from time to time.
7. Expenses
Employer shall pay or reimburse Executive for all expenses reasonably related to the business of Employer and Executive’s performance of his duties hereunder, including expenses for entertainment, travel, and similar items, subject only to Executive’s obligation to present expense statements, vouchers and other supporting documentation as Employer may request to verify said expenses and to comply with local recordkeeping requirements in request of such expenses.
8. Working hours
It is expressly agreed that due to the nature of the Executive’s managerial duties, the Executive is not entitled to any “overwork” or overtime pay or extra pay for any other work (including work on Sundays, days of leave, public holidays and at night). In any event, it is expressly agreed that the Executive’s salary covers compensation for “overwork,” overtime, night work, additional work, work on Sundays and on holidays or outside the normal place of work.
9. Holidays
The Executive is entitled to paid annual leave and a holiday allowance in accordance with Greek labour laws applicable from time to time.
10. Confidentiality
a) At any time during or after the expiration of termination of this Agreement, Executive shall not, without the prior written consent of Employer, divulge or release (including by statement, deposition or as a witness) to any person not employed by Employer, or any firm, institution, corporation, or under common control with Employer, any information, documents or computer data about or related to Employer’s business or that of its principals, including without limitation any information, data, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures or promotions, all of which shall be considered and kept confidential as the private and privileged information of Employer (“Confidential Information and Documents”).
b) Upon expiration or termination of this Agreement, Executive shall deliver to Employer originals and/or copies of all such Confidential Information and Documents within his possession or control.

11. Restrictive Covenant
In consideration of the salary provided for in Section 5 above, Executive agrees that for a period of one (1) year after the expiration of termination of this Agreement, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, or be connected in any manner with, the ownership, management, operation, or control of any entity engaged in any area of business that is conducted as of the time of such termination by Euronet’s EFT Division.
12. Corporate Property
Executive agrees that all products, creations, know-how or procedures conceived, invented, discovered, utilized or executed by the Executive during his employment are and shall remain the sole and exclusive property of Employer, and will not be divulged, published, revealed, or made available by him to any person not employed by Employer or any firm, institution, corporation or entity not controlled by controlling, or under the common control with Employer and in this regard, Executive hereby assigns to the Employer any and all right, title, and interest he has or may have therein.
13. Termination
The Employer may terminate the Agreement with or without prior notice, on giving written notice of termination and subject to the payment of redundancy compensation pursuant to the provisions of Greek labour law. For the purposes of calculating redundancy compensation, the Employer recognises continued prior service of the Executive since 14 March 2000. The Executive shall be entitled to terminate the Agreement with the Employer on giving three months prior written notice.
14. Waiver of Breach
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights of obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this paragraph may not be waived except as herein provided.
15. Survival of Certain Provisions
It is understood and agreed that the provisions of Sections 10, 11 and 12 shall survive the termination of this Agreement.
16. Notices
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail.
     To Executive: Nikos Fountas,

     1, Sachtouri Str. & Poseidonos Ave., 176  74 Athens, Greece
     To Employer:
     1, Sachtouri Str. & Poseidonos Ave., 176  74 Athens, Greece
     Attn: Chief Legal Counsel
17. Entire Agreement
This Agreement contains the complete agreement concerning the services to be provided by Executive to Employer and Employer’s obligations to Executive and shall on the effective date supersede all other agreements between the parties. The parties stipulate that neither has made any representation with respect to the subject matter of this Agreement or any representations, including the execution and delivery hereof except such representations which are specifically set forth herein. Each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.
18. Governing Law and Jurisdiction
This Agreement shall be governed in all respects by the laws of Greece and any disputes that cannot be resolved amicably shall be referred to the courts of Athens.
19. Captions and Severability
The captions in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning of the provisions hereof. If any provision of this Agreement or the application thereof shall, to any extent, be determined to be invalid, unenforceable or contrary to law, the validity of the remaining provisions of this Agreement shall in no way be effected thereby and shall be enforceable to the fullest extent possible.
20. Counterparts
This Agreement may be executed in two counterparts, each of which shall be deemed as an original, and both of which will constitute the same Agreement.
IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
By: /s/ Nikos Fountas
Nikos Fountas

Euronet Card Services S.A.

By:	/s/ Kevin Caponecchi Kevin Caponecchi
Director